Exhibit 99.1

Gores Holdings X, Inc. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing June 23, 2025

BOULDER, CO, June 18, 2025 – Gores Holdings X, Inc. (Nasdaq: GTENU) (the “Company”), a blank check company sponsored by affiliates of The Gores Group, today announced that, commencing June 23, 2025, holders of the units sold in the Company’s initial public offering of 35,880,000 units, which includes 4,680,000 units issued pursuant to the exercise by the underwriter of its overallotment option in full, may elect to separately trade the Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Computershare Trust Company, N.A., the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “GTENU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “GTEN” and “GTENW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

About Gores Holdings X, Inc.

Gores Holdings X, Inc. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s strategy is to identify, acquire and, after the initial business combination, to build a company in an industry or sector that complements the experience of its management team and can benefit from their operational expertise.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Jennifer Kwon Chou

Senior Managing Director, The Gores Group

(310) 209-3010

jchou@gores.com